Filed Pursuant to Rule 424(b)(2)

Registration No. 333-233663

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying underlying supplements, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated October 8, 2020

Pricing Supplement dated               , 2020

(To Stock-Linked Underlying Supplement dated December 16, 2019, ETF Underlying Supplement dated December 16, 2019, Prospectus Supplement dated December 16, 2019, and Prospectus dated
December 16, 2019)

Canadian Imperial Bank of Commerce

Senior Global Medium-Term Notes

$               Contingent Coupon Autocallable Notes Linked to the Worst Performing of the Common Stock of Intel Corporation and the Energy Select Sector SPDR® Fund due October 14, 2022

•                  The Contingent Coupon Autocallable Notes (the “notes”) will provide monthly Contingent Coupon Payments of $25.00 per $1,000 principal amount (or 2.50% of the principal amount, equivalent to 30.00% per annum) until the earlier of maturity or automatic call if, and only if, the Closing Price of the Worst Performing Underlying on the applicable monthly Coupon Determination Date is greater than or equal to its Coupon Barrier Price (80% of its Initial Price).

•                  If the Closing Price of the Worst Performing Underlying on any monthly Call Observation Date is greater than or equal to its Call Price (100% of its Initial Price), we will automatically call the notes and pay you on the applicable Call Payment Date the principal amount plus the applicable Contingent Coupon Payment. No further amounts will be owed to you.

•                  If the notes have not been previously called, the Payment at Maturity will depend on the Closing Price of the Worst Performing Underlying on the Final Valuation Date (the “Final Price”) and will be calculated as follows:

a.                If the Final Price of the Worst Performing Underlying is greater than or equal to its Coupon Barrier Price: (i) the principal amount plus (ii) the final Contingent Coupon Payment.

b.              If the Final Price of the Worst Performing Underlying is less than its Coupon Barrier Price but greater than or equal to its Principal Barrier Price (65% of its Initial Price): the principal amount.

c.                If the Final Price of the Worst Performing Underlying is less than its Principal Barrier Price: (i) the principal amount plus (ii) the product of the principal amount multiplied by the Percentage Change of the Worst Performing Underlying. In this case, you will lose some or all of the principal amount at maturity. Even with any Contingent Coupon Payments, the return on the notes could be negative.

•                  The notes will not be listed on any securities exchange.

•                  The notes will be issued in minimum denomination of $1,000 and integral multiples of $1,000.

The notes are unsecured obligations of the Bank and any payments on the notes are subject to the credit risk of the Bank. The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The notes are not bail-inable debt securities (as defined on page 6 of the prospectus).

Neither the Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these notes or determined if this pricing supplement or the accompanying underlying supplements, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks not associated with an investment in ordinary debt securities. See “Additional Risk Factors” beginning on page PS-8 of this pricing supplement, and “Risk Factors” beginning on page S-1 of the accompanying underlying supplements, page S-1 of the prospectus supplement and page 1 of the prospectus.

	Price to Public (Initial Issue Price)(1)	Underwriting Discount (1)(2)	Proceeds to Issuer
Per Note	$1,000.00	Up to $4.00	At least $996.00
Total	$	$	$

(1)          Because certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forgo some or all of their commissions or selling concessions, the price to public for investors purchasing the notes in these accounts may be between $996.00 and $1,000.00 per note.

(2)          CIBC World Markets Corp. (“CIBCWM”) will receive a commission of up to $4.00 (0.40%) per $1,000 principal amount of the notes. CIBCWM may use a portion or all of its commission to allow selling concessions to other dealers in connection with the distribution of the notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-18 of this pricing supplement.

The initial estimated value of the notes on the Trade Date as determined by the Bank is expected to be between $947.90 and $957.90 per $1,000 principal amount of the notes, which is expected to be less than the price to public. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

We will deliver the notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about October 14, 2020 against payment in immediately available funds.

CIBC World Markets

ADDITIONAL TERMS OF THE NOTES

You should read this pricing supplement together with the prospectus dated December 16, 2019 (the “prospectus”), the prospectus supplement dated December 16, 2019 (the “prospectus supplement”), the Stock-Linked Underlying Supplement dated December 16, 2019 (the “stock underlying supplement”) and the ETF Underlying Supplement dated December 16, 2019 (the “ETF underlying supplement,” and together with the stock underlying supplement, the “underlying supplements”).  Information in this pricing supplement supersedes information in the underlying supplements, the prospectus supplement and the prospectus to the extent it is different from that information. Certain capitalized terms used but not defined herein will have the meanings set forth in the underlying supplements, the prospectus supplement or the prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying underlying supplements, the prospectus supplement and the prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement and the accompanying underlying supplements, the prospectus supplement and the prospectus, and in the documents referred to in those documents and which are made available to the public. We, CIBCWM and our other affiliates have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We and CIBCWM are not making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement or the accompanying underlying supplements, the prospectus supplement or the prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement nor the accompanying underlying supplements, the prospectus supplement or the prospectus constitutes an offer, or an invitation on behalf of us or CIBCWM, to subscribe for and purchase any of the notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires. References to “Reference Stock” or “Fund” in the underlying supplements will be references to “Underlying.”

You may access the underlying supplements, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•                  Stock underlying supplement dated December 16, 2019:

https://www.sec.gov/Archives/edgar/data/1045520/000110465919073071/a19-25016_6424b2.htm

•                  ETF underlying supplement dated December 16, 2019:

https://www.sec.gov/Archives/edgar/data/1045520/000110465919073069/a19-25016_13424b2.htm

•                  Prospectus supplement dated December 16, 2019:

https://www.sec.gov/Archives/edgar/data/1045520/000110465919073058/a19-24965_3424b2.htm

•                  Prospectus dated December 16, 2019:

https://www.sec.gov/Archives/edgar/data/1045520/000110465919073027/a19-24965_1424b3.htm

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in the underlying supplements, the prospectus supplement and the prospectus. See “Additional Terms of the Notes” in this pricing supplement.

Issuer:	Canadian Imperial Bank of Commerce

Reference Asset:

The worst performing of the common stock of Intel Corporation (Bloomberg ticker: INTC) (the “INTC”) and the Energy Select Sector SPDR® Fund (Bloomberg ticker: XLE) (the “XLE”) (each, an “Underlying” and together, the “Underlyings”)

Principal Amount:	$1,000 per note

Aggregate Principal Amount:	$

Term:	Two years, unless previously called

Trade Date:	Expected to be October 8, 2020

Original Issue Date:	Expected to be October 14, 2020 (to be determined on the Trade Date and expected to be the third scheduled Business Day after the Trade Date)

Final Valuation Date:

Expected to be October 11, 2022, subject to postponement as described under “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Consists of Multiple Reference Stocks” in the stock underlying supplement and “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Consists of Multiple Funds” in the ETF underlying supplement.

Maturity Date:

Expected to be October 14, 2022. The Maturity Date is subject to the Call Feature and may be postponed as described under “Certain Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the underlying supplements.

Contingent Coupon Payment:

On each Coupon Payment Date, you will receive a Contingent Coupon Payment of $25.00 per $1,000 principal amount (or 2.50% of the principal amount, equivalent to 30.00% per annum) if, and only if, the Closing Price of the Worst Performing Underlying on the related Coupon Determination Date is greater than or equal to its Coupon Barrier Price.

If the Closing Price of the Worst Performing Underlying on any Coupon Determination Date is less than its Coupon Barrier Price, you will not receive any Contingent Coupon Payment on the related Coupon Payment Date. If the Closing Price of the Worst Performing Underlying is less than its Coupon Barrier Price on all monthly Coupon Determination Dates, you will not receive any Contingent Coupon Payments over the term of the notes.

Coupon Barrier Price:	$42.14 with respect to the INTC and $24.13 with respect to the XLE, each of which is 80% of its Initial Price (rounded to two decimal places).

Coupon Determination Dates:

Monthly, expected to be November 9, 2020, December 8, 2020, January 8, 2021, February 8, 2021, March 8, 2021, April 8, 2021, May 10, 2021, June 8, 2021, July 8, 2021, August 9, 2021, September 8, 2021, October 8, 2021, November 8, 2021, December 8, 2021, January 10, 2022, February 8, 2022, March 8, 2022, April 8, 2022, May 9, 2022, June 8, 2022, July 8, 2022, August 8, 2022, September 8, 2022 and the

Final Valuation Date, each subject to postponement as described under “Certain Terms of the Notes— Valuation Dates—For Notes Where the Reference Asset Consists of Multiple Reference Stocks” in the stock underlying supplement and “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Consists of Multiple Funds” in the ETF underlying supplement.

Coupon Payment Dates:

Expected to be November 13, 2020, December 11, 2020, January 13, 2021, February 11, 2021, March 11, 2021, April 13, 2021, May 13, 2021, June 11, 2021, July 13, 2021, August 12, 2021, September 13, 2021, October 14, 2021, November 12, 2021, December 13, 2021, January 13, 2022, February 11, 2022, March 11, 2022, April 13, 2022, May 12, 2022, June 13, 2022, July 13, 2022, August 11, 2022, September 13, 2022 and the Maturity Date.

Each Coupon Payment Date is subject to postponement as described under “Certain Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the underlying supplements.

Call Feature:

If the Closing Price of the Worst Performing Underlying on any monthly Call Observation Date is greater than or equal to its Call Price, we will automatically call the notes and pay you on the applicable Call Payment Date the principal amount plus the applicable Contingent Coupon Payment otherwise due for that Call Observation Date.

If the notes are automatically called, they will cease to be outstanding on the related Call Payment Date and you will have no further rights under the notes after such Call Payment Date. You will not receive any notice from us if the notes are automatically called.

Call Price:	For each Underlying, 100% of its Initial Price.

Call Observation Dates:	Monthly, the Coupon Determination Dates beginning on November 9, 2020 and ending on September 8, 2022.

Call Payment Dates:	The relevant Coupon Payment Date.

Payment at Maturity:

If the notes have not been previously called, the Payment at Maturity will be based on the Final Price of the Worst Performing Underlying and will be calculated as follows:

•                  If the Final Price of the Worst Performing Underlying is greater than or equal to its Coupon Barrier Price:

Principal Amount + Final Contingent Coupon Payment

•                  If the Final Price of the Worst Performing Underlying is less than its Coupon Barrier Price but greater than or equal to its Principal Barrier Price:

Principal Amount

•                  If the Final Price of the Worst Performing Underlying is less than its Principal Barrier Price:

Principal Amount + (Principal Amount × Percentage Change of the Worst Performing Underlying)

In this case, you will lose some or all of the principal amount at maturity. Even with any Contingent Coupon Payments, the return on the notes could be negative.

Percentage Change:	The “Percentage Change” with respect to each Underlying, expressed as a percentage,

is calculated as follows:
Final Price – Initial Price Initial Price
Principal Barrier Price:	$34.24 with respect to the INTC and $19.60 with respect to the XLE, each of which is 65% of its Initial Price (rounded to two decimal places).

Worst Performing Underlying:

On any Coupon Determination Date, including the Final Valuation Date, the “Worst Performing Underlying” is the Underlying that has the lowest Closing Price on that date as a percentage of its Initial Price.

Initial Price:

$52.67 with respect to the INTC and $30.16 with respect to the XLE, each of which was its Closing Price on October 7, 2020, subject to adjustment as described under “Certain Terms of the Notes—Anti-Dilution Adjustments” in the underlying supplements.

Final Price:	For each Underlying, its Closing Price on the Final Valuation Date.

Calculation Agent:	Canadian Imperial Bank of Commerce.

CUSIP/ISIN:	13605WJ44 / US13605WJ444

Fees and Expenses:

The price at which you purchase the notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the notes.

The Trade Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the notes.

HYPOTHETICAL PAYMENT AT MATURITY

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the Final Price of either Underlying relative to its Initial Price. We cannot predict the Closing Price of either Underlying on any Coupon Determination Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Underlyings or return on the notes. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in the notes for a hypothetical range of percentage changes of the Worst Performing Underlying from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 principal amount to $1,000. The potential returns described below assume that the notes have not been automatically called prior to maturity and are held to maturity, and are calculated excluding any Contingent Coupon Payments paid prior to maturity. The following table and examples assume the following:

Principal Amount:	$1,000

Contingent Coupon Payment:	$25.00 (or 2.50% of the principal amount, equivalent to 30.00% per annum)

Hypothetical Initial Price of the Worst Performing Underlying:	$100

Hypothetical Coupon Barrier Price of the Worst Performing Underlying:	$80 (80% of its Initial Price)

Hypothetical Principal Barrier Price of the Worst Performing Underlying:	$65 (65% of its Initial Price)

Hypothetical Final Price of the Worst Performing Underlying	Hypothetical Percentage Change of the Worst Performing Underlying	Hypothetical Payment at Maturity	Hypothetical Return on the Notes (Excluding Any Contingent Coupon Payments Paid Prior to Maturity)
$200.00	100.00%	$1,025.00(1)	2.50%
$175.00	75.00%	$1,025.00	2.50%
$150.00	50.00%	$1,025.00	2.50%
$125.00	25.00%	$1,025.00	2.50%
$100.00(2)	0.00%	$1,025.00	2.50%
$90.00	-10.00%	$1,025.00	2.50%
$80.00(3)	-20.00%	$1,025.00	2.50%
$70.00	-30.00%	$1,000.00	0.00%
$65.00(4)	-35.00%	$1,000.00	0.00%
$64.00	-36.00%	$640.00	-36.00%
$50.00	-50.00%	$500.00	-50.00%
$25.00	-75.00%	$250.00	-75.00%
$0.00	-100.00%	$0.00	-100.00%

(1)                               The Payment at Maturity will not exceed the principal amount plus the final Contingent Coupon Payment.

(2)                               The hypothetical Initial Price of $100 used in these examples has been chosen for illustrative purposes only. The actual Initial Price of each Underlying is set forth on page PS-4 of this pricing supplement.

(3)                               This is the hypothetical Coupon Barrier Price of the Worst Performing Underlying.

(4)                               This is the hypothetical Principal Barrier Price of the Worst Performing Underlying.

The following examples indicate how the Payment at Maturity would be calculated with respect to a hypothetical $1,000 investment in the notes.

Example 1: The Percentage Change of the Worst Performing Underlying Is 50.00%.

Because the Final Price of the Worst Performing Underlying is greater than or equal to its Coupon Barrier Price, the Payment at Maturity would be $1,025.00 per $1,000 principal amount, calculated as follows:

$1,000 + Final Contingent Coupon Payment

= $1,000 + ($1,000 × 2.50%)

= $1,025.00

Example 1 shows that the Payment at Maturity will be fixed at the principal amount plus the final Contingent Coupon Payment when the Final Price of the Worst Performing Underlying is at or above its Coupon Barrier Price, regardless of the extent to which the price of the Worst Performing Underlying increases.

Example 2: The Percentage Change of the Worst Performing Underlying Is -20.00%.

Because the Final Price of the Worst Performing Underlying is greater than or equal to its Coupon Barrier Price, the Payment at Maturity would be $1,025.00 per $1,000 principal amount, calculated as follows:

$1,000 + Final Contingent Coupon Payment

= $1,000 + ($1,000 × 2.50%)

= $1,025.00

Example 2 shows that the Payment at Maturity will equal the principal amount plus the final Contingent Coupon Payment when the Final Price of the Worst Performing Underlying is at or above its Coupon Barrier Price, although the price of the Worst Performing Underlying has decreased.

Example 3: The Percentage Change of the Worst Performing Underlying Is -30.00%.

Because the Final Price of the Worst Performing Underlying is less than its Coupon Barrier Price but greater than or equal to its Principal Barrier Price, the Payment at Maturity would be $1,000.00 per $1,000 principal amount.

Example 3 shows that the Payment at Maturity will equal the principal amount when the Final Price of the Worst Performing Underlying is below its Coupon Barrier Price but at or above its Principal Barrier Price, although the price of the Worst Performing Underlying has decreased.

Example 4: The Percentage Change of the Worst Performing Underlying Is -75.00%.

Because the Final Price of the Worst Performing Underlying is less than its Principal Barrier Price, the Payment at Maturity would be $250.00 per $1,000 principal amount, calculated as follows:

$1,000 + ($1,000 × Percentage Change of the Worst Performing Underlying)

= $1,000 + ($1,000 × -75.00%)

= $250.00

Example 4 shows that you are exposed on a 1-to-1 basis to any decrease in the price of the Worst Performing Underlying from its Initial Price if its Final Price is less than its Principal Barrier Price.  You may lose up to 100% of your principal amount at maturity. Even with any Contingent Coupon Payments, the return on the notes could be negative.

These examples illustrate that you will not participate in any appreciation of either Underlying, but will be fully exposed to a decrease in the Worst Performing Underlying if the Final Price of the Worst Performing Underlying is less than its Principal Barrier Price, even if the Final Prices of the other Underlying has appreciated or has not declined below its Principal Barrier Price.

INVESTOR SUITABILITY

The notes may be suitable for you if:

•                You believe that the Closing Price of each Underlying will be at or above its Coupon Barrier Price on most or all of the Coupon Determination Dates, and the Final Price of the Worst Performing Underlying will be at or above its Principal Barrier Price.

•                You seek an investment with monthly Contingent Coupon Payments of $25.00 per $1,000 principal amount (or 2.50% of the principal amount, equivalent to 30.00% per annum) until the earlier of maturity or automatic call, if, and only if, the Closing Price of the Worst Performing Underlying on the applicable Coupon Determination Date is greater than or equal to its Coupon Barrier Price.

•                You are willing to lose a substantial portion or all of the principal amount of the notes if the notes are not called and the Final Price of the Worst Performing Underlying is less than its Principal Barrier Price.

•                You are willing to accept the risk that you may not receive any Contingent Coupon Payments on most or all of the Coupon Payment Dates and may lose up to 100% of the principal amount of the notes at maturity.

•                You are willing to invest in the notes based on the fact that your maximum potential return is the sum of any Contingent Coupon Payments payable on the notes.

•                You are willing to forgo participation in any appreciation of either Underlying.

•                You understand that the return on the notes will depend solely on the performance of the Worst Performing Underlying on each Coupon Determination Date and consequently, the notes are riskier than alternative investments linked to only one of the Underlyings or linked to a basket composed of the Underlyings.

•                You understand that the notes may be automatically called prior to maturity and that the term of the notes may be as short as approximately one month, or you are otherwise willing to hold the notes to maturity.

•                You do not seek certainty of current income over the term of the notes.

•                You are willing to forgo dividends or other distributions paid on the Underlyings or the securities held by the XLE.

•                You do not seek an investment for which there will be an active secondary market.

•                You are willing to assume the credit risk of the Bank for any payments under the notes.

The notes may not be suitable for you if:

•                You believe that the Closing Price of at least one Underlying will be below its Coupon Barrier Price on most or all of the Coupon Determination Dates, and the Final Price of the Worst Performing Underlying will be below its Principal Barrier Price.

•                You believe that the Contingent Coupon Payments, if any, will not provide you with your desired return.

•                You are unwilling to lose a substantial portion or all of the principal amount of the notes if the notes are not called and the Final Price of the Worst Performing Underlying is less than its Principal Barrier Price.

•                You are unwilling to accept the risk that you may not receive any Contingent Coupon Payments on most or all of the Coupon Payment Dates and may lose up to 100% of the principal amount of the notes at maturity.

•                You seek full payment of the principal amount of the notes at maturity.

•                You seek an uncapped return on your investment.

•                You seek exposure to the upside performance of any or each Underlying.

•                You seek exposure to a basket composed of the Underlyings or a similar investment in which the overall return is based on a blend of the performances of the Underlyings, rather than solely on the Worst Performing Underlying.

•                You are unable or unwilling to hold the notes that may be automatically called prior to maturity, or you are otherwise unable or unwilling to hold the notes to maturity.

•                You seek certainty of current income over the term of the notes.

•                You want to receive dividends or other distributions paid on the Underlyings or the securities held by the XLE.

•                You seek an investment for which there will be an active secondary market.

•                You are not willing to assume the credit risk of the Bank for all payments under the notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review ‘‘Additional Risk Factors’’ below for risks related to the notes.

ADDITIONAL RISK FACTORS

An investment in the notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Risk Factors” beginning on page S-1 of the accompanying underlying supplements, page S-1 of the prospectus supplement and page 1 of the prospectus.

You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying underlying supplements, the prospectus supplement and the prospectus.

If the notes are not called, you may lose all or a substantial portion of the principal amount of your notes.

The notes do not guarantee any return of principal. The repayment of any principal on the notes at maturity depends on the Final Price of the Worst Performing Underlying. The Bank will only repay you the full principal amount of your notes if the Final Price of the Worst Performing Underlying is equal to or greater than its Principal Barrier Price. If the Final Price of the Worst Performing Underlying is less than its Principal Barrier Price, you will lose 1% of the principal amount for each percentage point that the Final Price of the Worst Performing Underlying is less than its Initial Price. You may lose a substantial portion or all of the principal amount. Even with any Contingent Coupon Payments, the return on the notes could be negative.

The automatic Call Feature limits your potential return.

If the notes are called, the payment on the notes on any Call Payment Date is limited to the principal amount plus the applicable Contingent Coupon Payment. In addition, if the notes are called, which may occur as early as the first Coupon Determination Date, the amount of coupon payable on the notes will be less than the full amount of coupon that would have been payable if the notes had not been called prior to maturity. If the notes are automatically called, you will lose the opportunity to continue to receive the Contingent Coupon Payments from the relevant Call Payment Date to the scheduled Maturity Date, and the total return on the notes could be minimal. Because of the automatic Call Feature, the term of your investment in the notes may be limited to a period that is shorter than the original term of the notes and may be as short as approximately one month. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

The notes do not provide for fixed payments of interest and you may receive no Contingent Coupon Payments on most or all of the Coupon Payment Dates.

On each Coupon Payment Date, you will receive a Contingent Coupon Payment if, and only if, the Closing Price of the Worst Performing Underlying on the related Coupon Determination Date is greater than or equal to its Coupon Barrier Price. If the Closing Price of the Worst Performing Underlying on any Coupon Determination Date is less than its Coupon Barrier Price, you will not receive any Contingent Coupon Payment on the related Coupon Payment Date, and if the Closing Price of the Worst Performing Underlying is less than its Coupon Barrier Price on each Coupon Determination Date over the term of the notes, you will not receive any Contingent Coupon Payments over the entire term of the notes.

You will not participate in any appreciation of either Underlying and your return on the notes will be limited to the Contingent Coupon Payments paid on the notes, if any.

The Payment at Maturity will not exceed the principal amount plus the final Contingent Coupon Payment and any positive return you receive on the notes will be composed solely of the sum of any Contingent Coupon Payments received prior to and at maturity. You will not participate in any appreciation of either Underlying. Therefore, if the appreciation of either Underlying exceeds the sum of the Contingent Coupon Payments paid to you, if any, the notes will underperform an investment in securities linked to that Underlying providing full participation in the appreciation. Accordingly, the return on the notes may be less than the return would be if you made an investment in securities directly linked to the positive performance of the Underlyings.

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes.

The notes are our senior unsecured debt obligations and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus and prospectus supplement, the notes will rank on par with all of our other unsecured and unsubordinated debt obligations, except such obligations as may be preferred by operation of law. Any payment to be made on the notes depends on our ability to satisfy our obligations as they come due. As a result, the actual and perceived creditworthiness of us may affect the market value of the notes and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the notes. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the accompanying prospectus.

The Bank’s initial estimated value of the notes will be lower than the initial issue price (price to public) of the notes.

The initial issue price of the notes will exceed the Bank’s initial estimated value because costs associated with selling and structuring the notes, as well as hedging the notes, are included in the initial issue price of the notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s initial estimated value does not represent future values of the notes and may differ from others’ estimates.

The Bank’s initial estimated value of the notes is only an estimate, which will be determined by reference to the Bank’s internal pricing models when the terms of the notes are set. This estimated value will be based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater or less than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, changes in market conditions, including the prices of the Underlyings, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which the agent or any other party would be willing to buy the notes from you in any secondary market transactions. The Bank’s initial estimated value does not represent a minimum price at which the agent or any other party would be willing to buy the notes in any secondary market (if any exists) at any time. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s initial estimated value of the notes will not be determined by reference to credit spreads for our conventional fixed-rate debt.

The internal funding rate to be used in the determination of the Bank’s initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked notes would have an adverse effect on the economic terms of the notes, the initial estimated value of the notes on the Trade Date, and any secondary market prices of the notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

An investment in the notes is subject to risks associated with investing in stocks in the energy sector.

Most or all of the stocks held by the XLE are stocks of companies whose primary business is directly associated with the energy sector, including the following two sub-sectors: oil, gas and consumable fuels; and energy equipment and services. The XLE may be subject to increased price volatility as its holdings are concentrated in a single industry and may be more susceptible to economic, market, political or regulatory occurrences affecting that industry.

Energy companies develop and produce crude oil and natural gas and/or provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are mainly affected by the business, financial and operating conditions of the particular company, as well as changes in prices for oil, gas and other types of fuels, which in turn largely depend on supply and demand for various energy products and services. Some of the factors that may influence supply and demand for energy products and services include: general economic conditions and growth rates; weather conditions; the cost of exploring for, producing and delivering oil and gas; technological advances affecting energy efficiency and energy consumption; the ability of the Organization of Petroleum Exporting Countries (OPEC) to set and maintain production levels of oil; currency fluctuations; inflation; natural disasters; civil unrest, acts of sabotage or terrorism; and other regional or global events. The profitability of energy companies may also be adversely affected by existing and future laws, regulations, government actions and other legal requirements relating to protection of the environment, health and safety matters and others that may increase the costs of conducting their business or may reduce or delay available business opportunities. Increased supply or weak demand for energy products and services, as well as various developments leading to higher costs of doing business or missed business opportunities, would adversely impact the performance of companies in the energy sector. The value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the energy sector or one of the sub-sectors of the energy sector than a different investment linked to a more broadly diversified group of issuers. All of these factors could have an adverse effect on the price of the XLE and, therefore, on the return on the notes.

The XLE may not be representative of an investment in the energy sector.

The XLE does not represent a direct investment in the energy sector. The XLE holds securities of companies whose primary lines of business are directly associated with the energy sector. As a result, the Closing Prices of the XLE will be influenced by a variety of economic, financial and other factors affecting those companies, some of which may be unrelated to the market and other conditions applicable to the U.S. energy sector. As a result, the performance of the XLE may not perfectly correlate with the performance of the energy sector, and the Closing Price of the XLE could decrease even if the performance of the energy sector as a whole increases.

The notes are subject to the full risks of the Worst Performing Underlying and will be negatively affected if either Underlying performs poorly, even if the other Underlying performs favorably.

You are subject to the full risks of the Worst Performing Underlying. If the Worst Performing Underlying performs poorly, you will be negatively affected, even if the other Underlying performs favorably. The notes are not linked to a basket composed of the Underlyings, where the better performance of one Underlying could offset the poor performance of the other. Instead, you are subject to the full risks of the Worst Performing Underlying on each Coupon Determination Date. As a result, the notes are riskier than an alternative investment linked to only one of the Underlyings or linked to a basket composed of the Underlyings. You should not invest in the notes unless you understand and are willing to accept the full downside risks of the Worst Performing Underlying.

The payments on the notes are not linked to the price of the Underlyings at any time other than the Coupon Determination Dates.

The payments on the notes will be based on the Closing Price of each Underlying on the Coupon Determination Dates. Therefore, for example, if the Closing Price of an Underlying declined as of a Coupon Determination Date below its Initial Price or Coupon Barrier Price, as applicable, the notes will not be called and the relevant Contingent Coupon Payment will not be payable. Similarly, if the Final Price of the Worst Performing Underlying declined as of the Final Valuation Date below its Coupon Barrier Price or Principal Barrier Price, the Payment at Maturity may be significantly less than it would otherwise have been had the Payment at Maturity been linked to the Closing Price of the Worst Performing Underlying prior to the Final Valuation Date. Although the actual price of an Underlying at other times during the term of the notes may be higher than its Closing Price on a Coupon Determination Date, the payments on the notes will not benefit from the Closing Price of such Underlying at any time other than the Coupon Determination Dates.

Certain business, trading and hedging activities of us, the agent, and our other affiliates may create conflicts with your interests and could potentially adversely affect the value of the notes.

We, the agent, and our other affiliates may engage in trading and other business activities related to an Underlying or any securities held by the XLE that are not for your account or on your behalf. We, the agent, and our other affiliates also may issue or underwrite other financial instruments with returns based upon an Underlying. These activities may present a conflict of interest between your interest in the notes and the interests that we, the agent, and our other affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they adversely affect the price of either Underlying or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.

Moreover, we and our affiliates play a variety of roles in connection with the issuance of the notes, including hedging our obligations under the notes and making the assumptions and inputs used to determine the pricing of the notes and the initial estimated value of the notes when the terms of the notes are set. We expect to hedge our obligations under the notes through the agent, one of our other affiliates, and/or another unaffiliated counterparty. Any of these hedging activities may adversely affect the price of an Underlying and therefore the market value of the notes and the amount you will receive, if any, on the notes. In connection with such activities, the economic interests of us, the agent, and our other affiliates may be adverse to your interests as an investor in the notes. Any of these activities may adversely affect the value of the notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We, the agent, or one or more of our other affiliates will retain any profits realized in hedging our obligations under the notes even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agent, and our other affiliates receive for the sale of the notes, which creates an additional incentive to sell the notes to you. We, the agent, and our other affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes.

There are potential conflicts of interest between you and the calculation agent.

The calculation agent will determine, among other things, the amount of payments on the notes. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine whether a Market Disruption Event affecting an Underlying has occurred and make a good faith estimate in its sole discretion of the Closing Price for an affected Underlying if the relevant Coupon Determination Date is postponed to the last possible day, and make certain anti-dilution adjustments with respect to an Underlying if certain corporate events occur. See “Certain Terms of the Notes—Valuation Dates” and “—Anti-Dilution Adjustments” in the underlying supplements. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we will be the calculation agent, potential conflicts of interest could arise. Neither we nor any of our affiliates will have any obligation to consider your interests as a holder of the notes in taking any action that might affect the value of your notes.

There will be limited anti-dilution protection.

For certain events affecting shares of an Underlying, such as stock splits or extraordinary dividends, the calculation agent may make adjustments which may adversely affect any payments on the notes. However, the calculation agent is not required to make an adjustment for every corporate action which affects the price of an Underlying. If an event occurs that does not require the calculation agent to adjust the price of an Underlying, the market value of the notes and the amount due on the notes may be materially and adversely affected.

The performance of the XLE may not correlate with the performance of its underlying index as well as the net asset value per share of the XLE, especially during periods of market volatility.

Although the XLE is designed to track the performance of its underlying index, the performance of the XLE and that of its underlying index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of the XLE may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index. This could be due to, for example, the XLE not holding all or substantially all of the underlying assets included in the underlying index and/or holding assets that are not included in the underlying index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the XLE, differences in trading hours between the XLE (or the underlying assets held by the XLE) and the underlying index, or due to other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant.

In addition, because the shares of the XLE are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share of the XLE may differ from its net asset value per share; shares of the XLE may trade at, above, or below its net asset value per share.

During periods of market volatility, securities held by the XLE may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the XLE and the liquidity of the XLE may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the XLE. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the XLE. As a result, under these circumstances, the market value of shares of the XLE may vary substantially from the net asset value per share of the XLE.

For the foregoing reasons, the performance of the XLE may not match the performance of its underlying index over the same period. Because of this variance, the return on the notes, to the extent dependent on the performance of the XLE, may not be the same as an investment directly in the securities, commodities, or other assets included in the underlying index or the same as a debt security with a return linked to the performance of the Underlying Index.

Higher Contingent Coupon Payment or lower Principal Barrier Price are generally associated with Underlyings with greater expected volatility and therefore can indicate a greater risk of loss.

“Volatility” refers to the frequency and magnitude of changes in the price of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the price of the Underlying could close below its Principal Barrier Price on the Final Valuation Date, indicating a higher expected risk of loss on the notes. This greater expected risk will generally be reflected in a higher Contingent Coupon Payment than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Coupon Barrier Price or a higher Contingent Coupon Payment) than for similar securities linked to the performance of the Underlyings with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon Payment may indicate an increased risk of loss. Further, a relatively lower Principal Barrier Price may not necessarily indicate that the notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of the notes. The price of an Underlying could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose some or all of your principal at maturity.

The notes will not be listed on any securities exchange or any inter-dealer quotation system, and there may be no secondary market for the notes.

The notes are most suitable for purchasing and holding to maturity or automatic call. The notes will be new securities for which there is no trading market. The notes will not be listed on any securities exchange or any inter-dealer quotation system. We cannot assure you as to whether there will be a trading or secondary market for the notes or, if there were to be such a trading or secondary market, that it would be liquid.

Under ordinary market conditions, CIBCWM or any of our other affiliates may (but are not obligated to) make a secondary market for the notes. However, they may cease doing so at any time. Because we do not expect other broker-dealers to participate in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which CIBCWM or any of our other affiliates are willing to transact. If none of CIBCWM or any of our other affiliates makes a market for the notes, there will not be a secondary market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any secondary market for the notes. If a secondary market in the notes is not developed or maintained, you may not be able to sell your notes easily or at prices that will provide you with a yield comparable to that of similar securities that have a liquid secondary market.

The tax treatment of the notes is uncertain.

Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your own tax situation. See “United States Federal Income Tax Considerations” and “Certain Canadian Federal Income Tax Considerations” in this pricing supplement, “Certain U.S. Federal Income Tax Consequences” in the underlying supplements and “Material Income Tax Consequences—Canadian Taxation” in the prospectus.

INFORMATION REGARDING THE UNDERLYINGS

The information below are brief descriptions of each Underlying. We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information. In addition, information about the Underlyings may be obtained from other sources including, but not limited to, the websites of their issuer or sponsor. We are not incorporating by reference into this pricing supplement the websites or any materials they include. None of us, CIBCWM or any of our other affiliates makes any representation that such publicly available information regarding the Underlyings is accurate or complete.

Intel Corporation

Intel Corporation designs, manufactures, and sells computer components and related products. The company’s major products include microprocessors, chipsets, embedded processors and microcontrollers, flash memory, graphic, network and communication, systems management software, conferencing, and digital imaging products. Information filed by the company with the SEC under the Securities Exchange Act of 1934 ( the “Exchange Act”) can be located by reference to its SEC CIK number: 0000050863. This Underlying trades on the Nasdaq Global Select Market under the symbol “INTC.”

The Energy Select Sector SPDR® Fund

The XLE seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of the Energy Select Sector Index (the “IXM”). The XLE is an exchange-traded fund that trades on the NYSE Arca under the ticker symbol “XLE.” The IXM seeks to represent the energy sector of the S&P 500® Index. The IXM includes companies from the following industries: oil, gas and consumable fuels; and energy equipment and services.

Information filed by the XLE with the SEC pursuant to the Exchange Act and the Investment Company Act can be located by reference to the SEC file numbers 333-57791 and 811-08837, respectively on the SEC’s website at http://www.sec.gov. See “Reference Sponsors and Fund Descriptions—The Select Sector SPDR® Funds” beginning on page S-34 of the accompanying ETF underlying supplement for additional information about the XLE.

Historical Performance of the Underlyings

The following graphs set forth daily Closing Prices of the Underlyings for the period from January 1, 2015 to October 7, 2020. On October 7, 2020, the Closing Price was $52.67 for INTC and $30.16 for XLE. We obtained the Closing Prices below from Bloomberg L.P. (“Bloomberg”) without independent verification. The historical performance of an Underlying should not be taken as an indication of its future performance, and no assurances can be given as to the price of either Underlying at any time during the term of the notes, including the Coupon Determination Dates. We cannot give you assurance that the performance of the Underlyings will result in any positive return on your investment.

Historical Performance of INTC

Source: Bloomberg

Historical Performance of XLE

Source: Bloomberg

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the notes.  The following summary is not complete and is both qualified and supplemented by (although to the extent inconsistent supersedes) the discussion entitled “Certain U.S. Federal Income Tax Consequences” in the underlying supplements, which you should carefully review prior to investing in the notes. It applies only to those U.S. Holders who are not excluded from the discussion of United States Taxation in the accompanying prospectus.  It does not apply to U.S. Holders subject to special rules including holders subject to Section 451(b) of the Code.

The U.S. federal income tax considerations of your investment in the notes are uncertain. No statutory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as prepaid derivative contracts. Pursuant to the terms of the notes, you agree to treat the notes in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange, cash redemption or payment upon maturity in an amount equal to the difference between the amount you receive in such transaction and the amount that you paid for your notes. Such gain or loss should generally be treated as long-term capital gain or loss if you have held your notes for more than one year. Although the tax treatment of the Contingent Coupon Payments is unclear, we intend to treat any Contingent Coupon Payments, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

The expected characterization of the notes is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. It is possible that the IRS would seek to characterize the notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying underlying supplements. For a more detailed discussion of certain alternative characterizations with respect to the notes and certain other considerations with respect to an investment in the notes, you should consider the discussion set forth in “Certain U.S. Federal Income Tax Consequences” of the underlying supplements. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.

We will not attempt to ascertain whether any of the Underlyings, or any of the entities whose stock is owned by an Underlying, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If any of the Underlying, or any of the entities whose stock is owned by an Underlying, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Underlyings, and the entities whose stock is owned by an Underlying, and consult your tax advisor regarding the possible consequences to you if any of the Underlyings, or any of the entities whose stock is owned by an Underlying, is or becomes a PFIC or a USRPHC.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the notes. However, it is possible that the notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying or the notes, and following such occurrence the notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying or the notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the notes for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a note pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with the Issuer and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the note; (c) does not use or hold and is not deemed to use or hold the note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the note; and (e) is not a, and deals at arm’s length with any, “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of the Issuer’s shares determined on a votes or fair market value basis. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the notes, interest payable on the notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by the Issuer on a note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

CIBCWM will purchase the notes from CIBC at the price to public less the underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers, or will offer the notes directly to investors. CIBCWM or other registered broker-dealers will offer the notes at the price to public set forth on the cover page of this pricing supplement. CIBCWM may receive a commission of up to $4.00 (0.40%) per $1,000 principal amount of the notes and may use a portion or all of that commission to allow selling concessions to other dealers in connection with the distribution of the notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. The price to public for notes purchased by certain fee-based advisory accounts may vary between 99.60% and 100.00% of the principal amount of the notes. Any sale of a note to a fee-based advisory account at a price to public below 100.00% of the principal amount will reduce the agent’s commission specified on the cover page of this pricing supplement with respect to such note. The price to public paid by any fee-based advisory account will be reduced by the amount of any fees assessed by the dealers involved in the sale of the notes to such advisory account but not by more than 0.40% of the principal amount of the notes.

CIBCWM is our affiliate, and is deemed to have a conflict of interest under FINRA Rule 5121. In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We expect to deliver the notes against payment therefor in New York, New York on a date that is more than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

The Bank may use this pricing supplement in the initial sale of the notes.  In addition, CIBCWM or another of the Bank’s affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale.  Unless CIBCWM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. The price that it makes available from time to time after the Original Issue Date at which it would be willing to repurchase the notes will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately three months after the Trade Date, the price at which CIBCWM may repurchase the notes is expected to be higher than their estimated value at that time. This is because, at the beginning of this period, that price will not include certain costs that were included in the initial issue price, particularly our hedging costs and profits. As the period continues, these costs are expected to be gradually included in the price that CIBCWM would be willing to pay, and the difference between that price and CIBCWM’s estimate of the value of the notes will decrease over time until the end of this period. After this period, if CIBCWM continues to make a market in the notes, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the notes shown on your account statement may not be identical to the price at which CIBCWM would be willing to purchase the notes at that time, and could be lower than CIBCWM’s price. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The price at which you purchase the notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the Original Issue Date.

THE BANK’S ESTIMATED VALUE OF THE NOTES

The Bank’s initial estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risk Factors—The Bank’s initial estimated value of the notes will not be determined by reference to credit spreads for our conventional fixed-rate debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s initial estimated value of the notes will be determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risk Factors—The Bank’s initial estimated value does not represent future values of the notes and may differ from others’ estimates” in this pricing supplement.

The Bank’s initial estimated value of the notes will be lower than the initial issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the initial issue price of the notes. These costs include the selling commissions paid to the Bank and other affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Additional Risk Factors—The Bank’s initial estimated value of the notes will be lower than the initial issue price (price to public) of the notes” in this pricing supplement.